Exhibit 99.1


                NAPCO Reports Results for Fiscal 2007

Lower Sales and Profits Due to Slower Housing Starts and Export Sales

     Substantial Increases in Locking and Access Control Divisions


    AMITYVILLE, N.Y.--(BUSINESS WIRE)--Sept. 17, 2007--NAPCO Security Systems, Inc., (NASDAQ: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its fiscal year ended June 30, 2007.

    Net sales for the fiscal year ended June 30, 2007 were $66,202,000, a decrease of 5% compared to $69,548,000 reported for the fiscal year ended June 30, 2006. Operating income decreased 32% to $6,501,000 in fiscal 2007 from $9,523,000 in fiscal 2006. Net income for fiscal 2007 decreased 31% to $4,217,000, or $0.21 per fully diluted share as compared to $6,119,000, or $0.30 per fully diluted share for fiscal 2006. Per share results are based on 20,556,000 and 20,605,000 fully diluted weighted average shares outstanding in fiscal 2007 and 2006, respectively.

    Richard Soloway, Chairman and President, stated, "Although earnings for the year were lower, NAPCO still achieved the third highest net income in its history despite an environment of decreasing home sales and tightening credit markets, which has resulted in lower residential intrusion sales. In contrast to the residential marketplace, we continue to be very pleased with the commercial portion of the business, due to the strength of our locking and access control products. In addition, I am particularly encouraged by the renewed performance of our international sales division. While foreign sales year-over-year declined by over $1.6 million, the international restructuring we implemented earlier in the year has begun to show measurable positive results, as evidenced by fourth quarter sales in Europe increasing by over 16% as compared to the fourth quarter in fiscal 2006."

    Mr. Soloway added, "NAPCO has already achieved significant momentum with a product manufactured for ADT (a leader in security system installation and monitoring)--the Safewatch Videoview(R) product. This easy-to-use product allows ADT's customers to cost-effectively video monitor their premises using cell phones or computers, from anywhere, at anytime. We are very optimistic about the future prospects of this product for ADT. Additionally, our efforts with ADT to market an easy-to-use, false alarm proof, alarm system, called Safewatch(R) "EZ" continue, albeit somewhat slower than anticipated. We are equally optimistic about the success in rolling out both NAPCO's video technology called iSeeVideo(TM) and our code free alarm panel technology (Freedom 64(TM)) to the entire alarm industry, which monitors over 20 million customers."

    The gross profit for fiscal 2007 amounted to 35% as compared to 37% a year ago. The decline was predominantly due to lower overhead absorption as a result of lower production levels, particularly in the second half of fiscal 2007. The lower production levels were a part of the Company's efforts to reduce its inventory levels. Inventory had increased during the year due primarily to too high of a sales forecast, mainly in the Company's intrusion products. The Company's recent efforts have resulted in a reduction of inventory levels by over $3 million in the fourth quarter.

    Mr. Soloway concluded, "NAPCO's financial performance this year was disappointing. However, our confidence in strong future growth remains undiminished. We have solid financial resources, including an increased credit facility, to support our growth and the wherewithal to acquire companies that will be immediately accretive in market segments that mesh well with our own. We will continue to aggressively invest on R&D to provide the marketplace with innovative products and systems that will maintain NAPCO's position as the market leader in developing and providing security products and systems to meet the needs of our government, industrial, commercial and residential customers. We believe that all the necessary components are in place to improve shareholder value in fiscal 2008."

    NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling security control panels and sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

    For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

    This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.


            NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED JUNE 30,
           (In Thousands, Except Share and Per Share Data)


                                                 2007         2006
                                              ----------   ----------
Net sales                                    $    66,202  $    69,548
Cost of sales                                     43,013       43,607
                                              ----------   ----------
   Gross Profit                                   23,189       25,941
Selling, general, and administrative
 expenses                                         16,688       16,418
                                              ----------   ----------
   Operating Income                                6,501        9,523
                                              ----------   ----------
Other income (expense):
 Interest expense, net                              (637)        (258)
 Other, net                                          (17)         (14)
                                              ----------   ----------
                                                    (654)        (272)
                                              ----------   ----------
Income Before Minority Interest and Income
 Taxes                                             5,847        9,251
Minority interest in loss of subsidiary              292          132
                                              ----------   ----------
Income Before Provision for Income Taxes           6,139        9,383
Provision for income taxes                         1,922        3,264
                                              ----------   ----------
   Net Income                                $     4,217  $     6,119
                                              ==========   ==========

Earnings per share:
 Basic                                       $      0.21  $      0.31
 Diluted                                     $      0.21  $      0.30

Weighted average number of shares
 outstanding:
 Basic                                        19,918,000   19,785,000
 Diluted                                      20,556,000   20,605,000



            NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

        QUARTERLY RESULTS FOR THE THREE MONTHS ENDED JUNE 30,
           (In Thousands, Except Share and Per Share Data)
                             (Unaudited)

                                                       2007     2006
                                                      ------   ------
Net sales                                            $20,530  $21,060
Cost of sales                                         14,219   12,649
                                                      -------  -------
    Gross Profit                                       6,311    8,411
Selling, general, and administrative expenses          4,483    4,728
                                                      -------  -------
    Operating Income                                   1,828    3,683
                                                      -------  -------
Other income (expense):
   Interest expense, net                                (260)     (92)
   Other, net                                             (4)      (4)
                                                      -------  -------
                                                        (264)     (96)
                                                      -------  -------
Income Before Minority Interest and Income Taxes       1,564    3,587
Minority interest in loss of subsidiary                  197       19
                                                      -------  -------
Income Before Provision for Income Taxes               1,761    3,606
Provision for income taxes                               772    1,260
                                                      -------  -------
    Net Income                                       $   989  $ 2,346
                                                      =======  =======

Earnings per share:
   Basic                                             $  0.05  $  0.12
   Diluted                                           $  0.05  $  0.12



    CONTACT: NAPCO Security Systems, Inc.
             Richard L. Soloway, CEO, 631-842-9400 ext. 120
             Kevin S. Buchel, Senior VP
             or
             Wolfe Axelrod Weinberger Assoc. LLC
             Donald Weinberger
             Alisa D. Steinberg (Media)
             212-370-4500
             Fax: 212-370-4505
             don@wolfeaxelrod.com